Exhibit 10.3

Execution Version

JONES ENERGY, LLC.

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”) dated as of April 2, 2019, between Jones Energy, LLC, a Delaware corporation (the “Company”), and Kirk Goehring (the “Employee”).

W I T N E S S E T H

WHEREAS, the Employee is currently serving as the Chief Operating Officer of the Company; and

WHEREAS, the Company desires to continue to employ the Employee as its Chief Operating Officer, and the Employee desires to continue to be employed by the Company in such position on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.                                      POSITION AND DUTIES.

(a)                                 During the Employment Term (as defined in Section 2 hereof), the Employee shall serve as the Chief Operating Officer of the Company.  In this capacity, the Employee shall have the duties, authorities and responsibilities as are commensurate with the duties, authorities and responsibilities of persons in similar capacities in similarly sized companies, and such other duties, authorities and responsibilities as may reasonably be assigned to the Employee by the Company’s Chief Executive Officer (the “CEO”) that are not inconsistent with the Employee’s position as Chief Operating Officer of the Company.  The Employee’s principal place of employment with the Company shall be in Austin, Texas, provided that the Employee understands and agrees that the Employee may be required to travel from time to time for business purposes. The Employee shall report directly to the CEO.

(b)                                 During the Employment Term, the Employee shall devote substantially all of the Employee’s business time, energy, business judgment, knowledge and skill and the Employee’s best efforts to the performance of the Employee’s duties with the Company, provided that the foregoing shall not prevent the Employee from (i) serving on the boards of directors of non-profit organizations, (ii) participating in charitable, civic, educational, professional, community or industry affairs, and (iii) managing the Employee’s passive personal investments so long as such activities in the aggregate do not materially interfere or conflict with the Employee’s duties hereunder or create a potential business or fiduciary conflict.

2.                                      EMPLOYMENT TERM.  The Company agrees to employ the Employee pursuant to the terms of this Agreement, and the Employee agrees to be so employed, for a term of two (2) years (the “Initial Term”) commencing as of April 2, 2019 (the “Effective Date”).  On each anniversary of the Effective Date following the Initial Term, the term of this Agreement shall be automatically extended for successive one-year periods, provided, however, that either party hereto may elect not to extend this Agreement by giving written notice to the other party at least one hundred and twenty (120) days prior to any such anniversary date.  Notwithstanding the foregoing, the Employee’s employment hereunder may be earlier terminated in accordance with Section 7 hereof, subject to Section 8 hereof.  The period of time between the Effective Date and the termination of the Employee’s employment hereunder shall be referred to herein as the “Employment Term.”

3.                                      BASE SALARY.  The Company agrees to pay the Employee a base salary at an annual rate of $425,000, payable in accordance with the regular payroll practices of the Company, but not less frequently than monthly. The Employee’s Base Salary shall be subject to annual review by the Company’s Board of Directors (the “Board”) (or a committee thereof), and may be increased, from time to time by the Board, subject to Section 7(e) hereof. The base salary as determined herein and adjusted from time to time shall constitute “Base Salary” for purposes of this Agreement.

4.                                      ANNUAL BONUS.  Commencing with the 2019 performance year and during the Employment Term, the Employee shall be eligible to receive an annual discretionary incentive payment under the Company’s annual bonus plan as may be in effect from time to time (the “Annual Bonus”) based on a target bonus opportunity of eighty percent (80%) of Base Salary (the “Target Bonus”) (provided that the Board or the Company’s Compensation Committee (the “Committee”) may, in its discretion, pay the Employee a greater Annual Bonus), upon the attainment of certain pre-established performance goals established by the Board or the Committee after discussion with the CEO in its sole discretion, and subject to the Employee’s continued employment with the Company through the date of payment (provided such payment is made in the ordinary course of business and consistent with historical practices) of any such Annual Bonus ultimately earned.

5.                                      EQUITY AWARDS.  The Employee will be eligible to participate in any future Management Incentive Plan established by the Company or any successor thereto as determined by the Board in its sole discretion.

6.                                      EMPLOYEE BENEFITS.

(a)                                 BENEFIT PLANS.  During the Employment Term, the Employee shall be entitled to participate in any employee benefit plan that the Company has adopted or may adopt, maintain or contribute to for the benefit of its employees generally, subject to satisfying the applicable eligibility requirements, except to the extent such plans are duplicative of the benefits otherwise provided to hereunder.  The Employee’s participation will be subject to the terms of the applicable plan documents and generally applicable Company policies.  Notwithstanding the foregoing, the Company may modify or terminate any employee benefit plan at any time.

(b)                                 VACATIONS.  During the Employment Term, the Employee shall be entitled to twenty (20) days of paid vacation per calendar year (as prorated for partial years) in accordance with the Company’s policy on accrual and use applicable to employees as in effect from time to time.  Up to five (5) days of any accrued and unused vacation time may be carried forward to use in the first quarter of the following year. The Employee will also be eligible for up to five (5) days of personal time each calendar year which do not carry forward.  Vacation may be taken at such times and intervals as the Employee determines, subject to the business needs of the Company.

(c)                                  BUSINESS EXPENSES.  Upon presentation of reasonable substantiation and documentation as the Company may specify from time to time, the Employee shall be reimbursed in accordance with the Company’s expense reimbursement policy, for all reasonable out-of-pocket business expenses incurred and paid by the Employee during the Employment Term and in connection with the performance of the Employee’s duties hereunder.

7.                                      TERMINATION.  The Employee’s employment and the Employment Term shall terminate on the first of the following to occur:

(a)                                 DISABILITY.  Upon ten (10) business days’ prior written notice by the Company to the Employee of termination due to Disability.  For purposes of this Agreement, “Disability” shall be defined as the inability of the Employee to have performed the Employee’s material duties hereunder due to a physical or mental injury, infirmity or incapacity for one hundred eighty (180) days (including weekends and holidays) in any 365-day period as determined by the Board in its reasonable discretion.  The Employee shall cooperate in all respects with the Company if a question arises as to whether the Employee has become disabled, including, without limitation, submitting to reasonable examinations by one or more medical doctors and other health care specialists selected by the Company and authorizing such medical doctors and other health care specialists to discuss the Employee’s condition with the Company.

(b)                                 DEATH.  Automatically upon the date of death of the Employee.

(c)                                  CAUSE.  Immediately upon written notice by the Company to the Employee of a termination for Cause.  “Cause” shall mean:

(i)                                     the refusal to perform the Employee’s material job duties that continues for at least ten (10) days after written notice from the Company;

(ii)                                  material violation of a material policy of the Company that causes material damage to the Company and that is not cured within fifteen (15) days of written notice from the Company;

(iii)                               the Employee’s failure to cooperate in any audit or investigation of the business or financial practices of the Company or any of its subsidiaries;

(iv)                              willful misconduct or gross negligence in the course of the Employee’s duties that causes material damage to the Company;

(v)                                 indictment for, conviction of, or pleading of guilty or nolo contendere to a felony or any crime involving moral turpitude; or

(vi)                              the material breach of the restrictive covenant provisions in Section 10 hereof, that causes material damage to the Company and that is not cured within fifteen (15) days of written notice from the Company.

Any determination of Cause by the Company will be made by a resolution approved by a majority of the members of the Board, provided, that no such determination may be made until the Employee has been given written notice detailing the specific Cause event and a period of thirty (30) days following receipt of such notice to cure such event (if susceptible to cure) to the satisfaction of the Board.  Notwithstanding anything to the contrary contained herein, the Employee’s right to cure as set forth in Sections 7(c)(i), (ii), and (v) hereof shall not apply if there are habitual or repeated breaches by the Employee.

(d)                                 WITHOUT CAUSE.  Immediately upon written notice by the Company to the Employee of an involuntary termination without Cause (other than for death or Disability).

(e)                                  GOOD REASON.  Upon written notice by the Employee to the Company of a termination for Good Reason.  “Good Reason” shall mean the occurrence of any of the following events, without the express written consent of the Employee, unless such events are fully corrected in all material respects by the Company within fifteen (15) days following written notification by the Employee to the Company of the occurrence of one of the reasons set forth below:

(i)                                     diminution in the Employee’s Base Salary or Target Bonus;

(ii)                                  material diminution in the Employee’s titles, duties, authorities, or responsibilities (other than temporarily while physically or mentally incapacitated or as required by applicable law);

(iii)                               the Company’s material violation of this Agreement;

(iv)                              relocation of the Employee’s primary office location by more than 35 miles; or

(v)                                 a material reduction in the Employee’s severance benefits (it being understood that any such reduction shall not be applied to the Employee terminating for Good Reason as a result of such reduction).

(f)                                   The Employee shall provide the Company with a written notice detailing the specific circumstances alleged to constitute Good Reason within forty-five (45) days after the first occurrence of such circumstances, and actually terminate employment within fifteen (15) days following the expiration of the Company’s fifteen (15)-day cure period described above.  Otherwise, any claim of such circumstances as “Good Reason” shall be deemed irrevocably waived by the Employee.

(g)                                  WITHOUT GOOD REASON.  Upon ninety (90) days’ prior written notice by the Employee to the Company of the Employee’s voluntary termination of employment without Good Reason (which the Company may, in its sole discretion, make effective earlier than any notice date); provided that no advance notice shall be required for a termination pursuant to Section 8(f) and 8(g).

(h)                                 EXPIRATION OF EMPLOYMENT TERM; NON-EXTENSION OF AGREEMENT.  Upon the expiration of the Employment Term due to a non-extension of the Agreement by the Company or the Employee pursuant to the provisions of Section 2 hereof.

8.                                      CONSEQUENCES OF TERMINATION.

(a)                                 DEATH.  In the event that the Employee’s employment and the Employment Term ends on account of the Employee’s death, the Employee or the Employee’s estate, as the case may be, shall be entitled to the following (with the amounts due under Sections 8(a)(i) through 8(a)(iv) hereof to be paid within sixty (60) days following termination of employment, or such earlier date as may be required by applicable law):

(i)                                     any unpaid Base Salary through the date of termination;

(ii)                                  any Annual Bonus earned but unpaid with respect to the fiscal year ending on or preceding the date of termination;

(iii)                               reimbursement for any unreimbursed business expenses incurred through the date of termination;

(iv)                              any accrued but unused vacation time in accordance with Company policy; and

(v)                                 all other payments, benefits or fringe benefits to which the Employee shall be entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant or this Agreement (collectively, Sections 8(a)(i) through 8(a)(v) hereof shall be hereafter referred to as the “Accrued Benefits”).

In addition, the Company shall pay the Employee’s estate a pro-rata portion of the Employee’s incentive bonus for the performance period in which the Employee’s termination occurs based on actual results for such performance period (determined by multiplying the amount of such bonus which would be due for the full performance period by a fraction, the numerator of which is the number of days during the performance period that the Employee is employed by the Company and the denominator of which is the number of days in the performance period) payable at the same time bonuses for such year are paid to other senior executives of the Company.

(b)                                 DISABILITY.  In the event that the Employee’s employment and/or Employment Term ends on account of the Employee’s Disability, the Company shall pay or provide the Employee with the Accrued Benefits. In addition, the Company shall pay the Employee a pro-rata portion of the Employee’s incentive bonus for the performance period in which the Employee’s termination occurs based on actual results for such period (determined by multiplying the amount of such bonus which would be due for the full performance period by a fraction, the numerator of which is the number of days during the performance period of termination that the Employee is employed by the Company and the denominator of which is the total number of days in such performance period) payable at the same time bonuses for such year are paid to other senior executives of the Company.

(c)                                  TERMINATION FOR CAUSE OR WITHOUT GOOD REASON OR AS A RESULT OF EMPLOYEE NON-EXTENSION OF THIS AGREEMENT.  If the Employee’s employment is terminated (x) by the Company for Cause, (y) by the Employee without Good Reason, or (z) as a result of the Employee’s non-extension of the Employment Term as provided in Section 2 hereof, the Company shall pay to the Employee the Accrued Benefits other than the benefit described in Section 8(a)(ii) hereof if such termination is for Cause.

(d)                                 TERMINATION WITHOUT CAUSE OR FOR GOOD REASON OR AS A RESULT OF COMPANY NON-EXTENSION OF THIS AGREEMENT. Beginning on the 181st day after the “Effective Date” of the Company’s chapter 11 plan (for purposes of this Section 8(d), “Effective Date” shall have such meaning as defined in such chapter 11 plan), if the Employee’s employment by the Company is terminated (x) by the Company other than for Cause (excluding a Change of Control termination as set forth under Section 8(e) or a termination as a result of the Employee’s death or Disability), (y) by the Employee for Good Reason, or (z) as a result of the Company’s non-extension of the Employment Term as provided in Section 2 hereof (excluding a Change of Control as set forth under Section 8(e)), the Company shall pay or provide the Employee with the following, subject to the provisions of Section 24 hereof and the Employee’s continued compliance with the obligations in Sections 9, 10 and 11 hereof:

(i)                                     the Accrued Benefits;

(ii)                                  a pro-rata portion of the Employee’s incentive bonus for the performance period in which the Employee’s termination occurs based on actual results for such period (determined by multiplying the amount of such bonus which would be due for the full performance period by a fraction, the numerator of which is the number of days during the performance period of termination that the Employee is employed by the Company and the denominator of which is the total number of days in such performance period) payable at the same time bonuses for such year are paid to other senior executives of the Company;

(iii)                               an amount equal to the Employee’s Base Salary plus the Employee’s Target Bonus, payable in a lump sum within the first thirty (30) days following the Employee’s termination; and

(iv)                              subject to (A) the Employee’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) and (B) the Employee’s continued copayment of premiums at the same level and cost to the Employee as if the Employee were an employee of the Company (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars),continued participation in the Company’s group health plan (to the extent permitted under applicable law and the terms of such plan) which covers the Employee (and the Employee’s eligible dependents) for a period of twelve (12) months, provided that the Employee is eligible and remains eligible for COBRA coverage; provided, further, that the Company may modify the continuation coverage contemplated by this Section 8(d)(iv) to the extent reasonably necessary to avoid the imposition of any excise taxes on the Company for failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and/or the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable); and provided, further, that in the event that the Employee obtains other employment that offers group health benefits, such continuation of coverage by the Company under this Section 8(d)(iv) shall immediately cease (the “COBRA Benefits”).

Payments and benefits provided in this Section 8(d) shall be in lieu of any termination or severance payments or benefits for which the Employee may be eligible under any of the plans, policies or programs of the Company or under the Worker Adjustment Retraining Notification Act of 1988 or any similar state statute or regulation.

(e)                                  TERMINATION IN CONNECTION WITH A CHANGE OF CONTROL.

(i)                                     Definition of Change of Control.  For purposes of this Agreement, a “Change of Control” shall mean the occurrence of one or more of the following events:

1.                                      Any “person” or “group” within the meaning of those terms as used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended, other than an affiliate of the Company, shall become the beneficial owner, by way of merger consolidation, recapitalization, reorganization or otherwise, of fifty percent (50%) or more of the combined voting power of the equity interests in the Company;

2.                                      The Company’s shareholders approve, in one or a series of transactions, a plan of complete liquidation of the Company; or

3.                                      The sale or other disposition by the Company of all or substantially all of its assets in one or more transactions to any person other than an affiliate of the Company.

Notwithstanding the foregoing, (x) with respect to a payment that is subject to section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), a “Change of Control” shall mean a “change of control event” as defined in the regulations and guidance issued under section 409A of the Code, (y) a Change of Control shall not be deemed to have occurred solely by virtue of the filing of a voluntary petition by, or an involuntary petition against, the Company under Chapter 11 of Title 11 of the U.S. Code, it being understood, however, that the foregoing shall not apply to consummation of a plan of reorganization or any other transactions or series of transactions pursuant to, arising from, in connection with, or following, any such petition filing, provided, however that, for the avoidance of doubt, a chapter 11 plan consummated pursuant to that certain Restructuring Support Agreement dated as of April 1, 2019 shall not be deemed a Change of Control, and (z) a “Change of Control” shall not include any transaction that is either consummated within the ninety (90) day period following the “Effective Date” of the Company’s chapter 11 plan or consummated at a later date pursuant to definitive documentation entered into by the Company during such ninety (90) day period (for purposes of this section 8(e)(i), “Effective Date” shall have such meaning as defined in such chapter 11 plan).

(ii)                                  If, (1) during the twelve (12) months immediately following the occurrence of a Change of Control of the Company, Executive is terminated by the Company without Cause or resigns for Good Reason (as defined above) or (2) in the three (3) months immediately following Executive’s termination by the Company without Cause (the “Tail Period”), (i) a Change of Control occurs, or (ii) the Company enters into a definitive agreement to undergo a Change of Control and such Change in Control actually occurs (each, as applicable, the “Change of Control Period”), Executive will be entitled to receive (A) within thirty (30) days after the date of termination, his Accrued Benefits (as defined above); (B) on the 60th day following the date of termination, a lump sum payment of an amount equaling two (2) times the sum of Employee’s Base Salary and Employee’s Target Bonus paid or payable with respect to the calendar year preceding the year in which the Change of Control occurs; and (C) a pro-rata portion of the Employee’s incentive bonus for the performance period in which the Employee’s termination occurs based on actual results for such period (determined by multiplying the amount of such bonus which would be due for the full performance period by a fraction, the numerator of which is the number of days during the performance period of termination that the Employee is employed by the Company and the denominator of which is the total number of days in such performance period) payable at the same time bonuses for such year are paid to other senior executives of the Company (collectively, the “Change of Control Payment”).  For the sake of clarity, if benefits become payable under Section 8(d) during the Tail Period, such benefits shall be paid and Executive will be trued up if benefits under this Section 8(e) subsequently become payable thereunder.  Solely for purposes of the Change of Control Payment, Executive’s Base Salary (and Target Bonus, as applicable) shall be valued as in effect at the time of the Change of Control.

(f)                                   FIRST 90-DAY POST-EMERGENCE TERMINATION RIGHT.  If (i) the Employee voluntarily resigns from the Company during the 30-day period beginning on the 60th day following the “Effective Date” of the Company’s chapter 11 plan or (ii) the Employee is terminated by the Company for a reason other than Cause (excluding a termination as a result of the Employee’s death or Disability) during the 90-day period following the “Effective Date” of the Company’s chapter 11 plan, then subject to Section 9, the Employee will be entitled to receive (A) a lump sum payment in the amount of Three Hundred and Ninety Thousand Dollars ($390,000) within the first thirty (30) days following the Employee’s resignation or termination, (B) the Accrued Benefits and (C) the COBRA Benefits, and the non-competition period in paragraph 10(b) hereof shall be limited to six (6) months. For purposes of this Section 8(f), “Effective Date” shall have such meaning as defined in such chapter 11 plan. For avoidance of doubt, a termination or resignation under this Section 8(f) shall be a “Qualifying Termination” as defined in the letter agreement between the Employee and the Company pertaining to certain prepaid retention bonus payments and acceleration of certain payments under the Company’s Long Term Incentive Plan and Short Term Incentive Plan, dated as of February 26, 2019.

(g)                                  SECOND 90-DAY POST-EMERGENCE TERMINATION RIGHT.  If the Employee voluntarily resigns from the Company or is terminated by the Company for a reason other than Cause (excluding a termination as a result of the Employee’s death or Disability) between the 91st day after the “Effective Date” of the Company’s chapter 11 plan and the 180th day after the “Effective Date” of the Company’s chapter 11 plan, then subject to Section 9, the Employee will be entitled to receive (A) a lump sum payment in the amount of Five Hundred and Seventy Seven Thousand Dollars ($577,000) within the first thirty (30) days following the Employee’s resignation or termination, (B) the Accrued Benefits and (C) the COBRA Benefits, and the non-competition period in paragraph 10(b) hereof shall be limited to nine (9) months. For purposes of this Section 8(g), “Effective Date” shall have such meaning as defined in such chapter 11 plan. For avoidance of doubt, a termination or resignation under this Section 8(g) shall be a “Qualifying Termination” as defined in the letter agreement between the Employee and the Company pertaining to certain prepaid retention bonus payments and acceleration of certain payments under the Company’s Long Term Incentive Plan and Short Term Incentive Plan, dated as of February 26, 2019.

(h)                                 CODE SECTION 280G.  To the extent that any amount payable to the Employee hereunder, as well as any other “parachute payment,” as such term is defined under Section 280G of the Internal Revenue Code, payable to the Employee in connection with the Employee’s employment by the Company or any of its affiliates, exceed the limitations of Section 280G of the Internal Revenue Code such that an excise tax will be imposed under Section 4999 of the Code, such parachute payments shall be reduced to the extent necessary to avoid application of the excise tax in the following order:  (i) any cash severance based on a multiple of Base Salary or Annual Bonus, (ii) any other cash amounts payable to the Employee, (iii) benefits valued as parachute payments, and (iv) acceleration of vesting of any equity awards.

(i)                                     OTHER OBLIGATIONS.  Upon any termination of the Employee’s employment with the Company, the Employee shall promptly resign from the Board and any other position as an officer, director or fiduciary of any Company-related entity.

(j)                                    EXCLUSIVE REMEDY.  The amounts payable to the Employee following termination of employment and the Employment Term hereunder pursuant to Sections 7 and 8 hereof shall be in full and complete satisfaction of the Employee’s rights under this Agreement and any other claims that the Employee may have in respect of the Employee’s employment with the Company or any of its affiliates, and the Employee acknowledges that such amounts are fair and reasonable, and are the Employee’s sole and exclusive remedy, in lieu of all other remedies at law or in equity, with respect to the termination of the Employee’s employment hereunder or any breach of this Agreement.

9.                                      RELEASE; NO MITIGATION.  Any and all amounts payable and benefits or additional rights provided pursuant to this Agreement beyond the Accrued Benefits (other than amounts described in Section 8(a)(iii) hereof) shall only be payable if the Employee delivers to the Company and does not revoke a general release of claims in favor of the Company in substantially the form set forth as Exhibit A hereto.  Such release shall be executed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following termination.  The Employee shall not be required to mitigate his damages in order to receive the amounts payable under Sections 7 and 8 hereof.

10.                               RESTRICTIVE COVENANTS.

(a)                                 CONFIDENTIALITY.  During the course of the Employee’s employment with the Company, the Employee will have access to Confidential Information.  For purposes of this Agreement, “Confidential Information” means all data, information, ideas, concepts, discoveries, trade secrets, inventions (whether or not patentable or reduced to practice), innovations, improvements, know-how, developments, techniques, methods, processes, treatments, drawings, sketches, specifications, designs, plans, patterns, models, plans and strategies, and all other confidential or proprietary information or trade secrets in any form or medium (whether merely remembered or embodied in a tangible or intangible form or medium) whether now or hereafter existing, relating to or arising from the past, current or potential business, activities and/or operations of the Company or any of its affiliates, including, without limitation, any such information relating to or concerning finances, sales, marketing, advertising, transition, promotions, pricing, personnel, customers, suppliers, vendors, raw partners and/or competitors.  The Employee agrees that the Employee shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of the Employee’s assigned duties and for the benefit of the Company, either during the period of the Employee’s employment or at any time thereafter, any Confidential Information or other confidential or proprietary information received from third parties subject to a duty on the Company’s and its subsidiaries’ and affiliates’ part to maintain the confidentiality of such information, and to use such information only for certain limited purposes, in each case, which shall have been obtained by the Employee during the Employee’s employment by the Company (or any predecessor).  The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to the Employee; (ii) becomes generally known to the public subsequent to disclosure to the Employee through no wrongful act of the Employee or any representative of the Employee; or (iii) the Employee is required to disclose by applicable law, regulation or legal process (provided that the Employee provides the Company with prior notice of the contemplated disclosure and cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information).  The terms and conditions of this Agreement shall remain strictly confidential, and the Employee hereby agrees not to disclose the terms and conditions hereof to any person or entity, other than immediate family members, legal advisors or personal tax or financial advisors, or prospective future employers solely for the purpose of disclosing the limitations on the Employee’s conduct imposed by the provisions of this Section 10 who, in each case, agree to keep such information confidential.

(b)                                 NONCOMPETITION.  The Employee acknowledges that (i) the Employee performs services of a unique nature for the Company that are irreplaceable, and that the Employee’s performance of such services to a competing business will result in irreparable harm to the Company, (ii) the Employee has had and will continue to have access to Confidential Information which, if disclosed, would unfairly and inappropriately assist in competition against the Company or any of its affiliates, (iii) in the course of the Employee’s employment by a competitor, the Employee would inevitably use or disclose such Confidential Information, (iv) the Company and its affiliates have substantial relationships with their customers and the Employee has had and will continue to have access to these customers, (v) the Employee has received and will receive specialized training from the Company and its affiliates, and (vi) the Employee has generated and will continue to generate goodwill for the Company and its affiliates in the course of the Employee’s employment.  Accordingly, during the Employee’s employment hereunder and for a period of one (1) year thereafter, the Employee agrees that the Employee will not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, firm, corporation or other entity, in whatever form, engaged in competition with the Company or any of its subsidiaries or affiliates in any other material business in which the Company or any of its subsidiaries or affiliates is engaged on the date of termination or in which the Board has considered, on or prior to such date, to have the Company or any of its subsidiaries or affiliates become engaged in on or after such date, in Oklahoma and the Texas Panhandle, and any basin or area in which the Company’s Board has actively considered having the Company operate during the Employment Term.  Notwithstanding the foregoing, nothing herein shall prohibit the Employee from being a passive owner of not more than one percent (1%) of the equity securities of a publicly traded corporation engaged in a business that is in competition with the Company or any of its subsidiaries or affiliates, so long as the Employee has no active participation in the business of such corporation.  In addition, the provisions of this Section 10(b) shall not be violated by the Employee commencing employment with a subsidiary, division or unit of any entity that engages in a business in competition with the Company or any of its subsidiaries or affiliates so long as the Employee and such subsidiary, division or unit does not engage in a business in competition with the Company or any of its subsidiaries or affiliates.

(c)                                  NONSOLICITATION; NONINTERFERENCE.  (i)  During the Employee’s employment with the Company and for a period of one (1) year thereafter, the Employee agrees that the Employee shall not, except in the furtherance of the Employee’s duties hereunder, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, solicit, aid or induce any customer of the Company or any of its subsidiaries or affiliates to purchase goods or services then sold by the Company or any of its subsidiaries or affiliates from another person, firm, corporation or other entity or assist or aid any other persons or entity in identifying or soliciting any such customer.

(ii)                                  During the Employee’s employment with the Company and for a period of one (1) years thereafter, the Employee agrees that the Employee shall not, except in the furtherance of the Employee’s duties hereunder, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, (A) solicit, aid or induce any employee, representative or agent of the Company or any of its subsidiaries or affiliates to leave such employment or retention or to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or hire or retain any such employee, representative or agent, or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such employee, representative or agent, or (B) interfere, or aid or induce any other person or entity in interfering, with the relationship between the Company or any of its subsidiaries or affiliates and any of their respective vendors, joint venturers or licensors.  An employee, representative or agent shall be deemed covered by this Section 10(c)(ii) while so employed or retained and for a period of six (6) months thereafter.

(d)                                 NONDISPARAGEMENT.  During the Employee’s employment with the Company and for a period of one (1) year thereafter, the Employee agrees not to make negative comments or otherwise disparage the Company or its officers, directors, employees, shareholders, agents or products other than in the good faith performance of the Employee’s duties to the Company while the Employee is employed by the Company.  The Company agrees that it will direct its directors and executive officers not to, while employed by the Company or serving as a director of the Company, as the case may be, make negative comments about the Employee or otherwise disparage the Employee in any manner that is likely to be harmful to the Employee’s business reputation.  The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings (including SEC filings), or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings), and the foregoing limitation on the Company’s executives and directors shall not be violated by statements that they in good faith believe are necessary or appropriate to make in connection with performing their duties and obligations to the Company.

(e)                                  INVENTIONS.  (i)  The Employee acknowledges and agrees that all ideas, methods, inventions, discoveries, improvements, work products, developments, software, know-how, processes, techniques, methods, works of authorship and other work product, whether patentable or unpatentable, (A) that are reduced to practice, created, invented, designed, developed, contributed to, or improved with the use of any Company resources and/or within the scope of the Employee’s work with the Company or that relate to the business, operations or actual or demonstrably anticipated research or development of the Company, and that are made or conceived by the Employee, solely or jointly with others, during the Employment Term, or (B) suggested by any work that the Employee performs in connection with the Company, either while performing the Employee’s duties with the Company or on the Employee’s own time, shall belong exclusively to the Company (or its designee), whether or not patent or other applications for intellectual property protection are filed thereon (the “Inventions”).  The Employee will keep full and complete written records (the “Records”), in the manner prescribed by the Company, of all Inventions, and will promptly disclose all Inventions completely and in writing to the Company.  The Records shall be the sole and exclusive property of the Company, and the Employee will surrender them upon the termination of the Employment Term, or upon the Company’s request.  The Employee irrevocably conveys, transfers and assigns to the Company the Inventions and all patents or other intellectual property rights that may issue thereon in any and all countries, whether during or subsequent to the Employment Term, together with the right to file, in the Employee’s name or in the name of the Company (or its designee), applications for patents and equivalent rights (the “Applications”).  The Employee will, at any time during and subsequent to the Employment Term, make such applications, sign such papers, take all rightful oaths, and perform all other acts as may be requested from time to time by the Company to perfect, record, enforce, protect, patent or register the Company’s rights in the Inventions, all without additional compensation to the Employee from the Company.  The Employee will also execute assignments to the Company (or its designee) of the Applications, and give the Company and its attorneys all reasonable assistance (including the giving of testimony) to obtain the Inventions for the Company’s benefit, all without additional compensation to the Employee from the Company.

(ii)                                  In addition, the Inventions will be deemed Work for Hire, as such term is defined under the copyright laws of the United States, on behalf of the Company and the Employee agrees that the Company will be the sole owner of the Inventions, and all underlying rights therein, in all media now known or hereinafter devised, throughout the universe and in perpetuity without any further obligations to the Employee.  If the Inventions, or any portion thereof, are deemed not to be Work for Hire, or the rights in such Inventions do not otherwise automatically vest in the Company, the Employee hereby irrevocably conveys, transfers and assigns to the Company, all rights, in all media now known or hereinafter devised, throughout the universe and in perpetuity, in and to the Inventions, including, without limitation, all of the Employee’s right, title and interest in the copyrights (and all renewals, revivals and extensions thereof) to the Inventions, including, without limitation, all rights of any kind or any nature now or hereafter recognized, including, without limitation, the unrestricted right to make modifications, adaptations and revisions to the Inventions, to exploit and allow others to exploit the Inventions and all rights to sue at law or in equity for any infringement, or other unauthorized use or conduct in derogation of the Inventions, known or unknown, prior to the date hereof, including, without limitation, the right to receive all proceeds and damages therefrom.  In addition, the Employee hereby waives any so-called “moral rights” with respect to the Inventions.  The Employee hereby waives any and all currently existing and future monetary rights in and to the Inventions and all patents and other registrations for intellectual property that may issue thereon, including, without limitation, any rights that would otherwise accrue to the Employee’s benefit by virtue of the Employee being an employee of or other service provider to the Company.

(f)                                   RETURN OF COMPANY PROPERTY.  On the date of the Employee’s termination of employment with the Company for any reason (or at any time prior thereto at the Company’s request), the Employee shall return all property belonging to the Company or its affiliates (including, but not limited to, any Company-provided laptops, computers, cell phones, wireless electronic mail devices or other equipment, or documents and property belonging to the Company).  The Employee may retain the Employee’s rolodex and similar address books provided that such items only include contact information.

(g)                                  REASONABLENESS OF COVENANTS.  In signing this Agreement, the Employee gives the Company assurance that the Employee has carefully read and considered all of the terms and conditions of this Agreement, including the restraints imposed under this Section 10 hereof.  The Employee agrees that these restraints are necessary for the reasonable and proper protection of the Company and its affiliates and their Confidential Information and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area, and that these restraints, individually or in the aggregate, will not prevent the Employee from obtaining other suitable employment during the period in which the Employee is bound by the restraints.  The Employee acknowledges that each of these covenants has a unique, very substantial and immeasurable value to the Company and its affiliates and that the Employee has sufficient assets and skills to provide a livelihood while such covenants remain in force.  The Employee further covenants that the Employee will not challenge the reasonableness or enforceability of any of the covenants set forth in this Section 10, and that the Employee will reimburse the Company and its affiliates for all costs (including reasonable attorneys’ fees) incurred in connection with any action to enforce any of the provisions of this Section 10 if the Employee challenges the reasonableness or enforceability of any of the provisions of this Section 10.  It is also agreed that each of the Company’s affiliates will have the right to enforce all of the Employee’s obligations to that affiliate under this Agreement, including without limitation pursuant to this Section 10.

(h)                                 REFORMATION.  If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 10 is excessive in duration or scope or is unreasonable or unenforceable under applicable law, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the laws of that state.

(i)                                     TOLLING.  In the event of any violation of the provisions of this Section 10, the Employee acknowledges and agrees that the post-termination restrictions contained in this Section 10 shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.

(j)                                    SURVIVAL OF PROVISIONS.  The obligations contained in Sections 10 and 11 hereof shall survive the termination or expiration of the Employment Term and the Employee’s employment with the Company and shall be fully enforceable thereafter.

11.                               COOPERATION.  Upon the receipt of reasonable notice from the Company (including outside counsel), the Employee agrees that while employed by the Company and thereafter, the Employee will respond and provide information with regard to matters in which the Employee has knowledge as a result of the Employee’s employment with the Company, and will provide reasonable assistance to the Company, its affiliates and their respective representatives in defense of any claims that may be made against the Company or its affiliates, and will assist the Company and its affiliates in the prosecution of any claims that may be made by the Company or its affiliates, to the extent that such claims may relate to the period of the Employee’s employment with the Company (collectively, the “Claims”).  The Employee agrees to promptly inform the Company if the Employee becomes aware of any lawsuits involving Claims that may be filed or threatened against the Company or its affiliates.  The Employee also agrees to promptly inform the Company (to the extent that the Employee is legally permitted to do so) if the Employee is asked to assist in any investigation of the Company or its affiliates (or their actions) or another party attempts to obtain information or documents from the Employee (other than in connection with any litigation or other proceeding in which the Employee is a party-in-opposition) with respect to matters the Employee believes in good faith to relate to any investigation of the Company or its affiliates, in each case, regardless of whether a lawsuit or other proceeding has then been filed against the Company or its affiliates with respect to such investigation, and shall not do so unless legally required.  During the pendency of any litigation or other proceeding involving Claims, the Employee shall not communicate with anyone (other than the Employee’s attorneys and tax and/or financial advisors and except to the extent that the Employee determines in good faith is necessary in connection with the performance of the Employee’s duties hereunder) with respect to the facts or subject matter of any pending or potential litigation or regulatory or administrative proceeding involving the Company or any of its affiliates without giving prior written notice to the Company or the Company’s counsel.  Upon presentation of appropriate documentation, the Company shall pay or reimburse the Employee for all reasonable attorneys’ fees and out-of-pocket expenses, including travel, duplicating or telephonic expenses, incurred by the Employee in complying with this Section 11.

12.                               WHISTLEBLOWER PROTECTION. Notwithstanding anything to the contrary contained herein, no provision of this Agreement shall be interpreted so as to impede the Employee (or any other individual) from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures under the whistleblower provisions of federal law or regulation. The Employee does not need the prior authorization of the Company to make any such reports or disclosures and the Employee shall not be not required to notify the Company that such reports or disclosures have been made.

13.                               EQUITABLE RELIEF AND OTHER REMEDIES.  The Employee acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 10 or Section 11 hereof would be inadequate and, in recognition of this fact, the Employee agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond or other security, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available, without the necessity of showing actual monetary damages.  In the event of a violation by the Employee of Section 10 or Section 11 hereof, any severance being paid to the Employee pursuant to this Agreement or otherwise shall immediately cease, and any severance previously paid to the Employee shall be immediately repaid to the Company.

14.                               NO ASSIGNMENTS.  This Agreement is personal to each of the parties hereto.  Except as provided in this Section 14 hereof, no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto.  The Company may assign this Agreement to any successor to all or substantially all of the business and/or assets of the Company, provided that the Company shall require such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, “Company” shall mean the Company and any successor to its business and/or assets, which assumes and agrees to perform the duties and obligations of the Company under this Agreement by operation of law or otherwise.

15.                               NOTICE.  For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery, if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile or electronic mail, (c) on the first business day following the date of deposit, if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Employee:

At the address (or to the facsimile number) shown
in the books and records of the Company.

If to the Company:

807 Las Cimas Parkway

Suite 350

Austin, TX 78746

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

16.                               SECTION HEADINGS; INCONSISTENCY.  The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.  In the event of any inconsistency between the terms of this Agreement and any form, award, plan or policy of the Company, the terms of this Agreement shall govern and control.

17.                               SEVERABILITY.  The provisions of this Agreement shall be deemed severable.  The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by applicable law.

18.                               COUNTERPARTS.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

19.                               INDEMNIFICATION.  The Company hereby agrees to indemnify the Employee and hold the Employee harmless to the extent provided under the By-Laws of the Company against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorney’s fees), losses, and damages resulting from the Employee’s good faith performance of the Employee’s duties and obligations with the Company.  This obligation shall survive the termination of the Employee’s employment with the Company.

20.                               LIABILITY INSURANCE.  The Company shall cover the Employee under directors’ and officers’ liability insurance both during and, while potential liability exists, after the term of this Agreement in the same amount and to the same extent as the Company covers its other officers and directors.

21.                               GOVERNING LAW; ARBITRATION.  This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Texas (without regard to its choice of law provisions).  Each of the Parties agrees that any dispute or controversy arising under or in connection with this Agreement or the Employee’s employment with the Company, other than injunctive relief under Section 13 hereof, shall be settled exclusively by arbitration, conducted before a single arbitrator in the metropolitan area of Houston, Texas in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect.  The decision of the arbitrator will be final and binding upon the parties hereto.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.  The parties acknowledge and agree that in connection with any such arbitration and regardless of outcome, (a) each party shall pay all of its own costs and expenses, including, without limitation, its own legal fees and expenses, and (b) the arbitration costs shall be borne entirely by the Company, provided, that the Employee’s costs and expenses, including, without limitation, its own legal fees and expenses shall be reimbursed by the Company to the Employee within fifteen (15) days of the arbitrator’s final decision, if such decision indicates that the Employee has prevailed on a material issue in dispute.

22.                               MISCELLANEOUS.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Employee and such officer or director as may be designated by the Board.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  This Agreement together with all exhibits hereto sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes any and all prior agreements or understandings between the Employee and the Company with respect to the subject matter hereof.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

23.                               REPRESENTATIONS.  The Employee represents and warrants to the Company that (a) the Employee has the legal right to enter into this Agreement and to perform all of the obligations on the Employee’s part to be performed hereunder in accordance with its terms, and (b) the Employee is not a party to any agreement or understanding, written or oral, and is not subject to any restriction, which, in either case, could prevent the Employee from entering into this Agreement or performing all of the Employee’s duties and obligations hereunder.  In addition, the Employee acknowledges that the Employee is aware of Section 304 (Forfeiture of Certain Bonuses and Profits) of the Sarbanes-Oxley Act of 2002 and the right of the Company to be reimbursed for certain payments to the Employee in compliance therewith.

24.                               TAX MATTERS.

(a)                                 WITHHOLDING.  The Company may withhold from any and all amounts payable under this Agreement or otherwise such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.  In the event that the Company fails to withhold any taxes required to be withheld by applicable law or regulation, the Employee agrees to indemnify the Company for any amount paid with respect to any such taxes, together with any interest, penalty and/or expense related thereto.

(b)                                 SECTION 409A COMPLIANCE.

(i)                                     The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.  To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Employee and the Company of the applicable provision without violating the provisions of Code Section 409A.  In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Employee by Code Section 409A or damages for failing to comply with Code Section 409A.

(ii)                                  A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”  Notwithstanding anything to the contrary in this Agreement, if the Employee is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Employee, and (B) the date of the Employee’s death, to the extent required under Code Section 409A.  Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 24(b)(ii) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Employee in a lump sum following the date of the “separation from service”, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(iii)                               To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (A) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Employee, (B) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(iv)                              For purposes of Code Section 409A, the Employee’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(v)                                 Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMPANY

By:	/s/ Carl F. Giesler, Jr.

Name: Carl F. Giesler, Jr.

Title: Chief Executive Officer

EMPLOYEE

/s/ Kirk Goehring
Kirk Goehring

EXHIBIT A

GENERAL RELEASE

I,                            , in consideration of and subject to the performance by Jones Energy, Inc. (together with its subsidiaries, the “Company”), of its obligations under the Employment Agreement dated as of [DATE] (the “Agreement”), which are further described on Schedule A attached hereto, do hereby release and forever discharge as of the date hereof the Company and its respective affiliates and all present, former and future managers, directors, officers, employees, successors and assigns of the Company and its affiliates and direct or indirect owners (collectively, the “Released Parties”) to the extent provided below (this “General Release”).  The Released Parties are intended to be third-party beneficiaries of this General Release, and this General Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder.  Terms used herein but not otherwise defined shall have the meanings given to them in the Agreement.

1.                                      My employment or service with the Company and its affiliates terminated as of [DATE], and I hereby resign from any position as an officer, member of the board of managers or directors (as applicable) or fiduciary of the Company or its affiliates (or reaffirm any such resignation that may have already occurred).  I understand that any payments or benefits paid or granted to me under Section 8(d) of the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled.  I understand and agree that I will not receive certain of the payments and benefits specified in Section 8(d) of the Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter.  Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates.

2.                                      Except as provided in paragraphs 4 and 5 below and except for the provisions of the Agreement which expressly survive the termination of my employment with the Company, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date that this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have as of the date hereof, including claims that arise out of or are connected with my employment with, or my separation or termination from, the Company and any allegation, claim or violation, arising under:  Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).

3.                                      I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above.

4.                                      I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

5.                                      I agree that I hereby waive all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever in respect of any Claim, including, without limitation, reinstatement, back pay, front pay, and any form of injunctive relief.  Notwithstanding the above, I further acknowledge that I am not waiving and am not being required to waive any right that cannot be waived under law, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding.  Additionally, I am not waiving (i) any right to the Accrued Benefits or any severance benefits to which I am entitled under Schedule A, (ii) any claim relating to directors’ and officers’ liability insurance coverage or any right of indemnification under the Company’s organizational documents or otherwise, or (iii) my rights as an equity or security holder in the Company or its affiliates.

6.                                      In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state or local statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied.  I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement.  I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims to the maximum extent permitted by law.  I further agree that I am not aware of any pending claim of the type described in paragraph 2 above as of the execution of this General Release.

7.                                      I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

8.                                      I agree that if I violate this General Release by suing the Company or the other Released Parties, I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees.

9.                                      I agree that this General Release and the Agreement are confidential and agree not to disclose any information regarding the terms of this General Release or the Agreement, except to my immediate family and any tax, legal or other counsel I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone.

10.                               Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other self-regulatory organization or any governmental entity.

11.                               I hereby acknowledge that Sections 8 through 15, 19 through 22 and 24 of the Agreement shall survive my execution of this General Release.

12.                               I represent that I am not aware of any claim by me other than the claims that are released by this General Release.  I acknowledge that I may hereafter discover claims or facts in addition to or different than those which I now know or believe to exist with respect to the subject matter of the release set forth in paragraph 2 above and which, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and my decision to enter into it.

13.                               Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Agreement after the date hereof.

14.                               Whenever possible, each provision of this General Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

1.                                      I HAVE READ IT CAREFULLY;

2.                                      I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

3.                                      I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

4.                                      I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

5.                                      I HAVE HAD AT LEAST [21][45] DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE TO CONSIDER IT, AND THE CHANGES MADE SINCE MY RECEIPT OF THIS RELEASE ARE NOT MATERIAL OR WERE MADE AT MY REQUEST AND WILL NOT RESTART THE REQUIRED [21][45]-DAY PERIOD;

6.                                      I UNDERSTAND THAT I HAVE SEVEN (7) DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

7.                                      I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

8.                                      I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

SIGNED:	DATED: